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                                                                     EXHIBIT 8.2

                    [LETTERHEAD OF VINSON & ELKINS L.L.P.]

                                March 17, 1999

Snyder Oil Corporation
777 Main Street, Suite 1400
Fort Worth, Texas 76102

Ladies and Gentlemen:

   We participated in the preparation of the registration statement on Form S-4 originally filed with the Securities and Exchange Commission by Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), on February 2, 1999 (the "Registration Statement") in connection with the merger (the "Merger") of Snyder Oil Corporation, a Delaware corporation ("Snyder"), with and into Santa Fe pursuant to the Agreement and Plan of Merger, dated as of January 13, 1999 (the "Merger Agreement"), by and between Snyder and Santa Fe.

   We hereby confirm that the conclusions of law attributable to us in the discussion under the heading "Material U.S. Federal Income Tax Consequences" in the joint proxy statement/prospectus included in the Registration Statement are our opinion with respect to the matters set forth therein.

   We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as part of the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the United States Securities Act of 1933.

   We will deliver to you, at or prior to the effective time of the Merger, the opinion required by Section 7.03(c) of the Merger Agreement.

                                          Very truly yours,

                                          /s/ VINSON & ELKINS L.L.P.